Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 26, 2020

Centene Corporation
7700 Forsyth Boulevard
St. Louis, MO 63105

Re:	Centene Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special United States counsel to Centene Corporation, a Delaware corporation (the “Company”), in connection with the public offering of (i) up to $1,000,000,000 aggregate principal amount of the Company’s 4.75% Senior Notes due 2025 (the “New 2025 Notes”) to be issued under the Indenture dated as of November 9, 2016 (the “2025 Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), (ii) up to $2,500,000,000 aggregate principal amount of the Company’s 4.25% Senior Notes due 2027 (the “New 2027 Notes”) to be issued under the Indenture dated as of December 6, 2019 (the “2027 Indenture”), between the Company and the Trustee, (iii) up to $3,500,000,000 aggregate principal amount of the Company’s 4.625% Senior Notes due 2029 (the “New 2029 Notes”) to be issued under the Indenture dated as of December 6, 2019 (the “2029 Indenture”), between the Company and the Trustee and (iv) up to $2,000,000,000 aggregate principal amount of the Company’s 3.375% Senior Notes due 2030 (the “New 2030 Notes” and, together with the New 2025 Notes, the New 2027 Notes and the New 2029 Notes, the “New Notes”) to be issued under the Indenture, dated as of February 13, 2020 (the “2030 Indenture” and, together with the 2025 Indenture, the 2027 Indenture and the 2029 Indenture, the “New Notes Indentures”), between the Company and the Trustee.

The New Notes are to be issued pursuant to offers (the “Exchange Offers”) to exchange an aggregate principal amount of up to (i) $1,000,000,000 of the New 2025 Notes, which have been registered under the Securities Act of 1933 (the “Securities Act”), for a like principal amount of the Company’s issued and outstanding 4.75% Senior Notes due 2025 (the “Old 2025 Notes”) as contemplated by a Registration Rights Agreement, dated as of December 6, 2019 (the “2025 Registration Rights Agreement”), among the Company and Barclays Capital Inc., J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, and BofA Securities, Inc. (the “Initial Purchasers”), as representatives of the initial purchasers of the Old 2025 Notes, (ii) $2,500,000,000 of the New 2027 Notes, which have been registered under the Securities Act, for a like principal amount of the Company’s issued and outstanding 4.25% Senior Notes due 2027 (the “Old 2027 Notes”) as contemplated by a Registration Rights Agreement, dated as of December 6, 2019 (the “2027 Registration Rights Agreement”), among the Company and the Initial Purchasers, as representatives of the initial purchasers of the Old 2027 Notes, (iii) $3,500,000,000 of the New 2029 Notes, which have been registered under the Securities Act, for a like principal amount of the Company’s issued and outstanding 4.625% Senior Notes due 2029 (the “Old 2029 Notes”) as contemplated by a Registration Rights Agreement, dated as of December 6, 2019 (the “2029 Registration Rights Agreement”), among the Company and the Initial Purchasers, as representatives of the initial purchasers of the Old 2029 Notes and (iv) $2,000,000,000 of the New 2030 Notes, which have been registered under the Securities Act, for a like principal amount of the Company’s issued and outstanding 3.375% Senior Notes due 2030 (the “Old 2030 Notes” and, together with the Old 2025 Notes, the Old 2027 Notes and the Old 2029 Notes, the “Old Notes”) as contemplated by a Registration Rights Agreement, dated as of February 13, 2020 (the “2030 Registration Rights Agreement” and, together with the 2025 Registration Rights Agreement, the 2027 Registration Rights Agreement and the 2029 Registration Rights Agreement, the “Registration Rights Agreements”), between the Company and Barclays Capital Inc., as the initial purchaser of the Old 2030 Notes.

Centene Corporation
February 26, 2020

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)          the registration statement on Form S-4 of the Company relating to the New Notes filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)          executed copies of the Registration Rights Agreements;

(c)          executed copies of the New Note Indentures;

(d)          an executed copy of the Indenture dated as of December 6, 2019 (together with the New Notes Indentures, the “Indentures”), between the Company and the Trustee, pursuant to which the Old 2025 Notes were issued;

(e)          the forms of global certificates included in the 2025 Indenture (the “2025 Note Certificates”), the forms of global certificates included in the 2027 Indenture (the “2027 Note Certificates”), the forms of global certificates included in the 2029 Indenture (the “2029 Note Certificates”) and the forms of global certificates included in the 2030 Indenture (the “2030 Note Certificates” and, together with the 2025 Notes Certificates, the 2027 Notes Certificates and the 2029 Notes Certificates, the “New Notes Certificates”) evidencing the New Notes to be registered in the name of Cede & Co.;

(f)          an executed copy of a certificate of Christopher A. Koster, Senior Vice President, Secretary and General Counsel of the Company, dated the date hereof (the “Secretary’s Certificate”);

(g)          a copy of the Company’s Certificate of Incorporation, as amended and in effect on February 24, 2020 and as of the date hereof, certified by the Secretary of State of the State of Delaware as of February 24, 2020, and certified pursuant to the Secretary’s Certificate;

Centene Corporation
February 26, 2020

(h)          copies of the Company’s By-laws as amended and in effect on February 24, 2020 and as of the date hereof, certified pursuant to the Secretary’s Certificate; and

(i)          copies of certain resolutions of the Board of Directors of the Company, adopted on November 20, 2019 and February 3, 2020, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate and the factual representations and warranties contained in the Transaction Documents (as defined below).

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws, of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined on Law”).

As used herein, “Transaction Documents” means the Indentures and the New Notes Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

The New Notes Certificates have been duly authorized by all requisite corporate action on the part of the Company and when duly executed by the Company under the DGCL and duly authenticated by the Trustee and issued and delivered by the Company upon consummation of the Exchange Offers against receipt of the Old Notes to be surrendered in exchange therefor in accordance with the terms of the Indentures, the Registration Rights Agreements and the Exchange Offers, the New Notes Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)          the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

Centene Corporation
February 26, 2020

(b)          we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)          except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d)          we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations;

(e)          we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document; and

(f)          to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a)          neither the execution and delivery by the Company of the Transaction Documents to which the Company is a party nor the performance by the Company of its obligations under each of the Transaction Documents and Registration Rights Agreements, including the issuance of the New Notes: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K), (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law); and

Centene Corporation
February 26, 2020

(b)          neither the execution and delivery by the Company of the Transaction Documents to which the Company is a party nor the performance by the Company of its obligations thereunder, including the issuance and sale of the New Notes, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP